Sub-Item 77C: Submission of matters to a vote of security holders

If any matter has been submitted to a vote of security holders, furnish the following information:

(a) The date of the meeting and whether it was an annual or special meeting;

An Annual Meeting was held August 7, 2017.

(b) If the meeting involved the election of Directors, state the name of each Director elected at the meeting and the names of all other Directors now in office;

The Directors elected are:

Michael L. Kern, III, CFA - Interested
Kyle A. Dana - Interested
Adriana R. Posada - Independent
Richard L. Peteka - Independent
Mark H. Barineau - Independent

These are the only Directors currently serving.

(c) Describe each matter voted upon at the meeting and state the number of affirmative votes and the number of negative votes cast with respect to each matter;

Proposal 1: To elect Directors, including new independent Directors:


Vote on Trustees/Directors                Shares Voted    % Voted    % of T/O

Michael L. Kern, III CFA    For          38,229,983.997    99.645%    87.311%
                            Withheld        136,273.407     0.355%     0.311%

Kyle A. Dana                For          38,244,759.375    99.684%    87.345%
                            Withheld        121,498.029     0.316%     0.277%

Adriana R. Posada           For          38,252,802.706    99.705%    87.363%
                            Withheld        113,454.698     0.295%     0.259%

Richard L. Peteka           For          38,235,720.506    99.660%    87.324%
                            Withheld        130,536.898     0.340%     0.298%

Mark H. Barineau            For          38,246,847.891    99.689%    87.350%
                            Withheld        119,409.513     0.311%     0.272%

Proposal 2: To act on a proposal to ratify the selection of Cohen & Company, Ltd. as independent registered public accounting firm for Steward Funds, Inc. for their fiscal year ending April 30, 2018:

                                          Shares Voted    % Voted    % of Total

                            For          38,290,577.108    99.803%     87.450%
                            Against          17,921.528     0.047%      0.041%
                            Abstain          57,758.768     0.150%      0.131%
                            Total        38,366,257.404   100.000%     87.622%